EXHIBIT 99.1

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY APPOINTS NEW DIRECTOR

Greenville, WI, February 22, 2007-School Specialty, Inc. (NASDAQ: SCHS), a leading education company and the largest provider of supplemental learning products to the preK-12 market, today announced the appointment of Herbert A. "Bert" Trucksess III, 57, to its Board of Directors. Trucksess is the Chairman and former Chief Executive Officer of Saia, Inc., previously SCS Transportation Inc., (NASDAQ: SAIA), a leading less-than-truckload (LTL) transportation and supply chain solutions business.

"We are excited to add Bert to the Board of Directors of School Specialty," said Terry Lay, Chairman of the Board of School Specialty, Inc. "Bert brings extensive logistics and supply chain knowledge to the Board. He is a seasoned public company chief executive and financial officer with experience buying, selling, integrating and spinning off businesses as well as successfully growing the Saia brand. Bert will be a great addition to the Board."

Prior to leading Saia, Bert was CFO at Saia's former parent, Yellow Corporation (now YRC Worldwide) and previously held executive positions with affiliates of Sun Company (now Sunoco, Inc.).

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs, and services to help educators engage and inspire students of all ages and abilities.

School Specialty designs, develops, and provides PreK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies.

Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors, and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

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